Exhibit 8

                                                                 Execution Copy



                               SUPPORT AGREEMENT

                  This SUPPORT AGREEMENT (this "Agreement") is entered into as of October __, 2005, by and among GF Goods Inc., a Delaware corporation ("Parent"), GF Acquisition Corp., a Tennessee corporation ("Acquisition Corp."), and each of the persons listed on Schedule A hereto (each a "Principal Shareholder" and, collectively, the "Principal Shareholders"). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Acquisition Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented and otherwise modified from time to time, the "Acquisition Agreement"), by and among Parent, Acquisition Corp. and Goody's Family Clothing, Inc., a Tennessee corporation (the "Company").

                  WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Acquisition Corp. are entering into the Acquisition Agreement which provides, subject to the terms and conditions set forth in the Acquisition Agreement, for (i) the making of a tender offer (the "Offer") to purchase all of the Company's shares of common stock, no par value per share ("Company Common Stock"), which are issued and outstanding (the "Outstanding Common Shares") and tendered pursuant to the terms thereof, at a price per Outstanding Common Share equal to the Offer Price, and (ii) the merger of Acquisition Corp. and the Company (the "Merger"), whereby each Outstanding Common Share not purchased pursuant to the Offer (other than any Outstanding Common Shares owned by Parent, Acquisition Corp. or any other wholly owned Subsidiary of Parent) will be converted into the right to receive the Merger Consideration in cash;

                  WHEREAS, the Board of Directors of the Company (the "Board") has, at a meeting duly called and held, unanimously (i) approved the Acquisition Agreement, each of the other Transaction Agreements, as well as the Offer, the Merger and the other Transactions, and (ii) recommended that the holders of Common Shares accept the Offer, tender their Common Shares pursuant to the Offer and approve and adopt this Agreement and the Merger;

                  WHEREAS, each Principal Shareholder is the record and beneficial owner of the number of Outstanding Common Shares and the Stock Rights (as defined below) in each case set forth opposite such Principal Shareholder's name on Schedule A hereto (collectively, the "Existing Equity Rights" of such Principal Shareholder; and, together with all shares of Company Common Stock and Stock Rights acquired after the date hereof by such Principal Shareholder, whether upon the exercise, conversion or exchange of any Existing Equity Rights, upon the exercise, conversion or exchange of any Stock Rights obtained hereafter by such Principal Shareholder or otherwise hereafter acquired by such Principal Shareholder, in each case as such shares, rights and other securities may be adjusted from time to time for any stock dividend, stock split, recapitalization, combination, exchange, merger, consolidation, reorganization or other change or transaction involving the Company, are referred to herein collectively as the "Principal Shareholder Shares" of such Principal Shareholder). For purposes hereof, "Stock Rights" means options and other rights to acquire shares of Company Common Stock or rights exercisable for or convertible into shares of Company Common Stock; and

                  WHEREAS, as a condition to the willingness of Parent and Acquisition Corp. to enter into the Acquisition Agreement, Parent and Acquisition Corp. have requested that the Principal Shareholders enter into this Agreement.

                  NOW, THEREFORE, to induce Parent and Acquisition Corp. to enter into, and in consideration of them entering into, the Acquisition Agreement, and in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, Parent, Acquisition Corp. and each of the Principal Shareholders hereby agree as follows:

                  1. Representations and Warranties of Each Principal Shareholder. Each Principal Shareholder, acting solely in its capacity as a holder of Principal Shareholder Shares and not as a director of the Company or in any other capacity, hereby, severally and not jointly with any other Principal Shareholder, represents and warrants to Parent and Acquisition Corp. as follows:

                       (a) Authority. Such Principal Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform all of its obligations hereunder and otherwise to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by such Principal Shareholder. This Agreement has been duly executed and delivered by such Principal Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Parent and Acquisition Corp., constitutes a valid and binding obligation of such Principal Shareholder enforceable against such Principal Shareholder in accordance with its terms. Other than in connection with or in compliance with the provisions of the Exchange Act or the HSR Act, neither the execution, delivery or performance of this Agreement by such Principal Shareholder nor the consummation by such Principal Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority (except for filing an amendment to Robert
     M. Goodfriend's Schedule 13D to reflect the transactions contemplated by this Agreement), (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, or give rise to any right of termination, amendment, cancellation or acceleration under, result in the creation of any material Lien upon a material portion of the properties or assets of each Principal Shareholder, or result in the creation of any Lien upon any Company Common Stock, under, any of the terms, conditions or provisions of any Contract to which such Principal Shareholder is a party or by which such Principal Shareholder or any of such Principal Shareholder's properties or assets, including the Principal Shareholder Shares owned by such Principal Shareholder, may be bound or (iii) violate, in any material respect, any Order or any Law applicable to such Principal Shareholder or any of such Principal Shareholder's properties or assets, including the Principal Shareholder Shares owned by such Principal Shareholder.

                       (b) Ownership of Principal Shareholder Shares. The Existing Equity Rights of such Principal Shareholder and all certificates representing such Existing Equity Rights are now, and at all times while this Agreement is in effect will be, held by such Principal Shareholder, or by a nominee or custodian for the benefit of such Principal Shareholder, and such Principal Shareholder has good and marketable title to such Existing Equity Rights, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder, other than, with respect to any Principal Shareholder, those agreements set forth on Schedule A opposite such Principal Shareholder's name, all of which agreements (including the Support Agreement, dated as of October 7, 2005, among GFC Holding Corp., GFC Enterprises, Inc. and the principal Shareholders (the "Sun Support Agreement")) have been terminated prior to the date hereof. All Principal Shareholder Shares acquired hereafter by such Principal Shareholder shall at all times while this Agreement is in effect be held by such Principal Shareholder, or by a nominee or custodian for the benefit of such Principal Shareholder, and such Principal Shareholder shall at all time while this Agreement is in effect have good and marketable title to all such Principal Shareholder Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Such Principal Shareholder does not own of record or beneficially any Outstanding Common Shares, any options or other rights to purchase shares of Company Common Stock or any rights exercisable for or convertible into shares of Company Common Stock, other than the Outstanding Common Shares and shares of Company Common Stock issuable upon the exercise of Company Stock Options, in each case set forth opposite such Principal Shareholder's name on Schedule A hereto. The Principal Shareholders own, in the aggregate, 41.5% of the Outstanding Common Shares and, assuming the options are exercised pursuant to Section 3(b)(1), over 39.6% of the shares of Company Common Stock on a Fully-Diluted Basis.

                       (c) Acquisition Agreement. Such Principal Shareholder understands and acknowledges that Parent and Acquisition Corp. are entering into the Acquisition Agreement in reliance upon execution and delivery of this Agreement by such Principal Shareholder.

                       (d) Adequacy of Information. Such Principal Shareholder is a sophisticated investor with respect to the Principal Shareholder Shares of such Principal Shareholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated hereby and by the Acquisition Agreement and has independently and without reliance upon either Parent or Acquisition Corp. and based on such information as the Shareholder has deemed appropriate made its own analysis and decision to enter into this Agreement. Such Principal Shareholder has received and reviewed the Acquisition Agreement and acknowledges that neither Parent nor Acquisition Corp. has made or makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth herein or in the Acquisition Agreement. Such Principal Shareholder acknowledges that the agreements contained herein with respect to the Principal Shareholder Shares of such Principal Shareholder are irrevocable (subject to termination in accordance with Section 14 of this Agreement), and that such Principal Shareholder has no recourse to such Principal Shareholder Shares or to Parent or Acquisition Corp., except with respect to breaches by Parent or Acquisition Corp. of their respective representations, warranties, covenants and agreements expressly set forth in this Agreement.

                       (e) Excluded Information. Such Principal Shareholder acknowledges and confirms that (i) Parent and Acquisition Corp. may possess or hereafter come into possession of certain non-public information concerning the Principal Shareholder Shares and/or the Company which is not known to such Principal Shareholder and which may be material to such Principal Shareholder's decision to enter into this Agreement or to consummate the transactions contemplated hereby (the "Excluded Information"), (ii) such Principal Shareholder has requested not to receive the Excluded Information and has determined to enter into this Agreement and to consummate the transactions contemplated hereby (including, without limitation, to exercise, convert or cancel all Existing Equity Rights into shares of Company Common Stock at or prior to the Effective Time and to sell the Principal Shareholder Shares of such Principal Shareholder pursuant to the Offer) notwithstanding its lack of knowledge of the Excluded Information, and (iii) neither Parent nor Acquisition Corp., nor any of their respective officers, directors, shareholders or representatives, shall have any liability or obligation to such Principal Shareholder in connection with, and such Principal Shareholder hereby waives and releases each of Parent, Acquisition Corp. and their respective officers, directors, shareholders and representatives from, any claims which such Principal Shareholder or its successors or assigns may have against Parent, Acquisition Corp. or any their respective officers, directors, shareholders or representatives (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of the Excluded Information.

         2. Representations and Warranties of Parent and Acquisition Corp. Each of Parent and Acquisition Corp. hereby represents and warrants to the Principal Shareholders that each of Parent and Acquisition Corp. has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and otherwise to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Acquisition Corp. and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Corp. This Agreement has been duly executed and delivered by Parent and Acquisition Corp. and, assuming this Agreement constitutes a valid and binding obligation of each Principal Shareholder, constitutes a valid and binding obligation of Parent and Acquisition Corp. enforceable in accordance with its terms.

         3. Covenants. Each Principal Shareholder, acting solely in its capacity as a holder of Principal Shareholder Shares and not as a director or officer of the Company or in any other capacity, hereby, severally and not jointly with any other Principal Shareholder, agrees as follows:

                       (a) such Principal Shareholder shall not, except as expressly contemplated by the terms of this Agreement or the Acquisition Agreement, (A) sell, transfer, pledge, assign or otherwise dispose of (including, without limitation, by merger or otherwise by operation of law), or enter into any Contract, option or other arrangement (including, without limitation, any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of (including, without limitation, by merger or otherwise by operation of law), all or any portion, or any interest in any, of the Principal Shareholder Shares of such Principal Shareholder to any person other than Acquisition Corp. or any Person(s) designated in writing by Acquisition Corp., (B) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to all or any portion of the Principal Shareholder Shares of such Principal Shareholder or (C) take any other action that would in any way restrict, limit or interfere with the performance of such Principal Shareholder's obligations hereunder or the transactions contemplated hereby or in the Acquisition Agreement;

                       (b) such Principal Shareholder (i), no later than one business day prior to the then applicable expiration date of the Offer as set forth in the Acquisition Agreement shall take all actions necessary or desirable to exercise or convert all options to acquire Company Common Stock which have an exercise price equal to or less than the Offer Price into shares of Common Stock and shall validly tender such shares of Company Common Stock as set forth in Section 3(c) below and (ii) prior to the commencement of the Offer, such Principal Shareholder shall execute a written acknowledgement to Parent, Acquisition Corp. and the Company confirming that as of the Effective Date, (x) the payment of the Option Consideration, if any, for all of such Principal Shareholder's Stock Rights with an exercise price equal to or less than Offer Price per share will satisfy in full the Company's obligation to such person pursuant to any and all Stock Rights then outstanding (other than with respect to any Options which have been exercised prior to the Effective Time) and (y) subject to the payment of the Option Consideration, if any, all Stock Rights (including Stock Rights with an exercise price or conversion price in excess of the Option Consideration with respect to such Stock Rights) by such Principal Shareholder shall, without any action on the part of the Company or the Principal Shareholder, be deemed terminated, canceled, void and of no further force and effect as between the Company and such Principal Shareholder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgement shall be in substantially the form of Exhibit D to the Acquisition Agreement;

                       (c) such Principal Shareholder shall (A) as promptly as practicable (but in any event within 5 business days after the commencement of the Offer), validly tender all of the Principal Shareholder Shares of such Principal Shareholder pursuant to and in accordance with the terms of the Offer, and (B) not withdraw, or cause to be withdrawn, all or any portion of such Principal Shareholder Shares from the Offer, unless this Agreement is terminated;

                       (d) at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Principal Shareholder's vote, consent or other approval is sought, such Principal Shareholder shall as requested by Acquisition Corp. vote (or cause to be voted) all of the Principal Shareholder Shares of such Principal Shareholder in favor of the approval and adoption of the Acquisition Agreement and the Transactions and against (A) any Acquisition Proposal (as defined in the Acquisition Agreement), (B) any action which would result in a change in a majority of the individuals who constitute the Board and (C) any amendment of the Company's Charter or by-laws or any other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Acquisition Agreement, the Merger or any of the other Transactions (collectively, "Frustrating Transactions");

                       (e) notwithstanding any provision herein or in the Acquisition Agreement to the contrary, such Principal Shareholder hereby waives any rights of appraisal that such Principal Shareholder may have under the Tenn. Acts in connection with the Merger or any of the other Transactions; and

                       (f) such Principal Shareholder shall not, and shall cause each of its immediate family members and affiliates not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any Person or group of Persons (other than Parent, Acquisition Corp. or any of their respective affiliates) concerning all or any portion, or interest in any, of the Principal Shareholder Shares of such Principal Shareholder or any Acquisition Proposal; provided, however, that this provision shall in no way be construed as limiting the ability to act in the capacity of an officer or director of the Company (other than as set forth in the Acquisition Agreement) if such Principal Shareholder is an officer or director of the Company.

         4. Notice of Acquisition of Additional Principal Shareholder Shares. Each Principal Shareholder hereby, severally and not jointly with any other Principal Shareholder, agrees, while this Agreement is in effect, to promptly notify Parent and Acquisition Corp. of each acquisition by such Principal Shareholder of any shares of Company Common Stock or Stock Rights after execution hereof, which notice shall specify in each case the number of acquired shares (and, in the case of any such Stock Rights, the number of shares of Company Common Stock issuable upon the exercise, exchange or conversion thereof and the other material terms thereof). All such shares of Company Common Stock and Stock Rights shall be subject to the terms of this Agreement as though owned by such Principal Shareholder on the date hereof.

         5. Irrevocable Proxy.

                       (a) Solely for the purpose of facilitating the enforcement of each Principal Shareholder's obligations under Section 3(d) of this Agreement, each Principal Shareholder hereby irrevocably grants to, and appoints, Isaac Dabah, Michael Zimmerman, and any other individual who shall hereafter be designated by Acquisition Corp., such Principal Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Shareholder, to vote all of the Principal Shareholder Shares of such Principal Shareholder, or grant a consent or approval in respect of such Principal Shareholder Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the approval and adoption of the Acquisition Agreement and the Transactions or against any Acquisition Proposal (including, without limitation, any Superior Proposal) and any Frustrating Transaction.

                       (b) Each Principal Shareholder represents that, except for the proxies pursuant to the Sun Support Agreement, none of the proxies (if any) heretofore given in respect of any of the Principal Shareholder Shares of such Principal Shareholder are irrevocable, and each such Principal Shareholder agrees that all such proxies (including the proxies pursuant to the Sun Support Agreement) are hereby revoked.

                       (c) Each Principal Shareholder hereby affirms that the proxy granted by such Principal Shareholder in this Section 5 is coupled with an interest and is irrevocable until the earlier of (i) such time as this Agreement terminates in accordance with its terms and (ii) consummation of the Merger in accordance with the terms of the Acquisition Agreement. Each Principal Shareholder hereby further affirms that the proxy granted by such Principal Shareholder in this Section 5 is granted in connection with the execution of the Acquisition Agreement, is given to secure the performance of the duties of such Principal Shareholder under this Agreement, and therefore is coupled with an interest.

         6. Grant of Stock Option.

                       (a) Each Principal Shareholder hereby grants to Acquisition Corp. an irrevocable option (the "Option") to purchase all such Principal Shareholder Shares, in the manner set forth below, at an exercise price of $8.85 per share, subject to adjustment as provided below (the "Option Price").

                       (b) Exercise of Option. Acquisition Corp.'s designee may exercise the Option, in whole or in part, at any time, or from time to time following the occurrence of a Triggering Event (as defined below). In the event Acquisition Corp. wishes to exercise the Option, Acquisition Corp. shall deliver written notice (the "Exercise Notice") to the Principal Shareholder specifying its intention to exercise the Option, the total number of Principal Shareholder Shares it wishes to purchase and a date and time for the closing of such purchase (an "Option Closing") not less than three nor more than 30 Business Days after the date such Exercise Notice is given; provided, however, that if any waiting period under the HSR Act applicable to the Transaction or the purchase of the Principal Shareholder Shares pursuant to the Option shall not have expired or terminated by the date specified in the Exercise Notice for the Option Closing, then the Option Closing shall occur within one Business Day following such expiration or termination. The term "Triggering Event" means the termination of the Acquisition Agreement either (i) by Parent or Acquisition Corp. in accordance with Section 8.03(c) of the Acquisition Agreement or (ii) by the Company for any reason (other than in accordance with Section 8.04(a) or Section 8.04(b) of the Acquisition Agreement). In the event that Acquisition Corp. exercises the Option following a termination of the Acquisition Agreement by the Company (other than a termination in accordance with Section 8.04(c) of the Acquisition Agreement), then Acquisition Corp. shall use its reasonable best efforts to acquire the remaining shares of Company Common Stock not held by it or its affiliates at a price equal to $8.85 per share at the earliest practicable date following the Option Closing.

                       (c) Payment of Option Price and Delivery of
     Certificate. Any Option Closing under Section 6(b) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036. At any Option Closing hereunder, (i) Acquisition Corp. or its designee will make payment to the Principal Shareholder of the aggregate price for the Principal Shareholder Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to the Principal Shareholder's instructions payable to the Principal Shareholder in an amount equal to the product obtained by multiplying the Option Price by the number of Principal Shareholder Shares to be purchased, and (ii) upon receipt of such payment, the Principal Shareholder will deliver to Acquisition Corp. or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Principal Shareholder Shares so purchased, in the denominations and registered in such names designated to the Principal Shareholder in writing by Acquisition Corp., along with all appropriate and effective instruments of transfer.

                       (d) Adjustments Upon Changes in Capitalization. In the event of any change in the number of Outstanding Common Shares by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of the Company, Acquisition Corp. shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Acquisition Corp. would have been entitled if it had exercised the Option and had been a holder of record of Company Common Stock on the record date fixed for determination of holders of Company Common Stock entitled to receive such stock or other securities, cash or property and the Option Price shall be adjusted appropriately.

         7. Further Assurances. Solely for the purpose of facilitating the enforcement of each Principal Shareholder's obligations hereunder, each Principal Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Acquisition Corp. may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Principal Shareholder Shares of such Principal Shareholder as contemplated by Section 3. Each of Parent and Acquisition Corp. hereby agrees to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including, without limitation, any legal requirements of the HSR Act).

         8. Name and Likeness. Robert M. Goodfriend hereby grants to the Company and its Subsidiaries the exclusive right to use his name and likeness, including without limitation any and all trademark rights thereof, in connection with the Company's and its Subsidiaries' advertising, marketing and sales programs in any and all media formats (now existing or hereafter developed) for a period of six months after the Offer Payment Date; provided however that the Company and its Subsidiaries shall not use such name and likeness in a manner substantially inconsistent with the current and currently proposed use of such person's name and likeness, including without limitation the current use and currently proposed use set forth in existing plans of the Company and its Subsidiaries relating to such programs.

         9. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the holders of a majority of Company Common Stock owned by the Principal Shareholders. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding anything in this Section 9 to the contrary, each of Parent and Acquisition Corp. shall have the right to assign all or any portion of its respective rights, interests and obligations hereunder (a) to any of its respective affiliates and/or (b) as collateral security to any Person who may provide financing to Parent for the Transactions, in each case without the prior written consent of any of the other parties hereto; provided that no such assignment shall relieve Parent or Acquisition Corp. of any of its respective obligations hereunder to the extent such assignee does not perform such obligations; provided, further, the rights of the assignee will be subject to all defenses, excuses, claims and counterclaims assertable against Parent or Acquisition Corp., as applicable. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10. Non-Competition and Non-Solicitation. In consideration of Parent's and Acquisition Corp.'s agreement to enter into this Agreement and the Acquisition Agreement, and as a condition thereto, each Principal Shareholder covenants and agrees as follows:

                       (a) Each Principal Shareholder hereby acknowledges that it is or may be familiar with the Companies' trade secrets and with other confidential information and such Principal Shareholder acknowledges and agrees that Parent, Acquisition Corp., the Company and their respective Subsidiaries would be irreparably damaged if it were to provide services to or otherwise participate in the business of any person competing with the Company or any of its Subsidiaries in a similar business and that any such competition by such Principal Shareholder would result in a significant loss of goodwill by Parent, Acquisition Corp., the Company and their Subsidiaries.

                       (b) From the date hereof through and including the date eighteen months after the Offer Payment Date, no Principal Shareholder or any of its affiliates shall, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage, anywhere in the Restricted Territories in any business engaged directly or indirectly the ownership or operation of retail clothing stores or other sales outlets providing similar clothing goods and services as those provided by the Company and its Subsidiaries; provided that nothing herein shall prohibit
     (x) such Principal Shareholder or any of its affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation or (y) Jeffrey A. Goodfriend from owning any interest in, managing, or controlling, participating in, consulting with, rendering services for, or engaging in any business; provided that during such eighteen-month period Jeffrey A. Goodfriend shall not, directly or indirectly, own or have voting control over any retail clothing stores or other sales outlets providing similar clothing goods and services as those provided by the Company and its Subsidiaries with more than 20 stores. From the date hereof through and including the third anniversary of the Offer Payment Date, no Principal Shareholder or any of its affiliates shall, directly or indirectly, use the name "Goodfriend," "Goody's," or any derivative thereof or Robert M. Goodfriend's or his immediate family members' names or likenesses in any business. From and after the date hereof, no Principal Shareholder shall, directly or indirectly, use the name "Goody's" in any business in the clothing industry so long as the Company or any of its affiliates, successors or assigns is then using such name. For purposes of this Agreement, "Restricted Territories" shall mean the States of Alabama, Arizona, Delaware, Florida, Georgia, Iowa, Illinois, Indiana, Kentucky, Kansas, Louisiana, Missouri, Mississippi, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia, West Virginia and any other state the Company or any of its Subsidiaries currently proposes to conduct business. Each Principal Shareholder acknowledges that the Company's and its Subsidiaries' businesses has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company's and its Subsidiaries' businesses.

                       (c) From the date hereof through and including the date eighteen months after the Offer Payment Date, no Principal Shareholder or any of their affiliates shall, directly, or indirectly through another Person, (A) induce or attempt to induce any employee of the any Company or its Subsidiaries or affiliates to leave the employ of such Company or any of its Subsidiaries or affiliates, or in any way interfere with the relationship between the Company or any of its Subsidiaries or affiliates and any employee thereof, (B) hire any person who was an employee of the Company or any of its Subsidiaries or affiliates at any time during the one-year period immediately prior to the Offer Payment Date (it being conclusively presumed by the parties so as to avoid any disputes under this Section 10(c) that any such hiring within such one-year period is in violation of clause (A) above) unless such employee was identified on Schedule B hereto and was terminated by the Company or voluntarily terminated employment; provided, however, that, nothing in this Section 10(c) shall be construed to prohibit any Principal Shareholder or any of their affiliates from hiring any other Principal Shareholder whose employment has been terminated whether voluntarily or not, so long as such hiring does not violate any other provisions of this Agreement, including without limitation Section 10(b), or (C) for so long as such Principal Shareholder has continuing obligations under Section 10(c) above, call on, solicit or service any supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries or affiliates (including any Person that was a supplier or other potential business relation of the Company or any of its Subsidiaries or affiliates at any time during the one-year period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries or affiliates (including making any negative statements or communications about the Company or any of its Subsidiaries or affiliates).

                       (d) Each Principal Shareholder agrees that it shall not (and shall cause its affiliates not to) (i) make any negative statement or communication regarding Parent, Acquisition Corp. the Company or any of their respective Subsidiaries, affiliates or employees with the intent to harm the Parent, Acquisition Corp., the Company or any of their respective Subsidiaries or (ii) make any derogatory or disparaging statement or communication regarding Parent, Acquisition Corp., the Company or any of their respective Subsidiaries, affiliates or employees; provided, however, that the covenants contained in this Section 10(d) shall not be construed so as to prohibit any Principal Shareholder from giving truthful, sworn testimony pursuant any legal or judicial proceeding.

                       (e) If, at the time of enforcement of the covenants contained in this Section 10 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Principal Shareholder has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's and its Subsidiaries' businesses and the substantial investment in the Company made by Parent and Acquisition Corp. hereunder. Each Principal Shareholder further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the proposed sale of Common Shares pursuant to the Acquisition Agreement and not directly or indirectly in connection with such Principal Shareholders' employment or other relationship with the Company or any of its Subsidiaries.

                       (f) If any Principal Shareholder or an affiliate of a Principal Shareholder breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent, Acquisition Corp., the Company or any of its affiliates at law or in equity:

          (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Parent, Acquisition Corp. and the Company and that money damages would not provide an adequate remedy to the Parent, Acquisition Corp. and the Company; and

          (ii) the right and remedy to require any Principal Shareholder to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such person as the result of any transactions constituting a breach of the Restrictive Covenants.

                       (g) In the event of any breach or violation by a Principal Shareholder of any of the Restrictive Covenants, the time period of such covenant with respect to such breaching Principal Shareholder shall be extended for one day for each day of such breach or violation.

         11. General Provisions.

                       (a) Expenses. Subject to the terms of the Acquisition Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                       (b) Amendments. This Agreement may not be amended except by an instrument in writing signed by Parent, Acquisition Corp. and the holders of a majority of Company Common Stock owned by the Principal Shareholders.

                       (c) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(c)):

                  (i)      if to Parent or to Acquisition Corp., to:

                           GF Goods Inc.
                           GF Acquisition Corp.
                           c/o GMM Capital LLC
                           689 Fifth Avenue, 14th Floor
                           New York, NY 10022
                           Attention:  Isaac Dabah
                           Telecopy:  (212) 688-6288

                           c/o Prentice Capital Management, LP
                           632 Fifth Avenue, 32nd Floor
                           New York, NY 10022
                           Attention:  Michael Zimmerman
                           Telecopy:  (212) 756-1480

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY 10036
                           Attention:  Thomas W. Greenberg
                           Facsimile No.:  (212) 735-2000
                           Telecopy:  (312) 861-2200

                           and

                  (ii) if to a Principal Shareholder, to the address set forth under the name of such Principal Shareholder on Schedule A hereto.

                       (d) Interpretation; Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement or such other documents and instruments.

                       (e) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                       (f) Entire Agreement. This Agreement and the documents and instruments referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

                       (g) Governing Law; Waiver of Jury Trial. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the Laws of the State of Tennessee (excluding any conflict of Law, rule or principle that would refer to the Laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

                       (h) Public Announcements. The Principal Shareholders shall consult Parent, Acquisition Corp. and the Company before issuing any press release or otherwise making any public statement with respect to this Agreement, any of the other Transaction Agreements or any of the Transactions. Prior to the Closing, no Principal Shareholder shall issue any press release or otherwise make any public statement without the prior written consent of Parent and Acquisition Corp., except as may be required by Law or any listing agreement with the Nasdaq or any national securities exchange to which the Company is a party and, in such case, shall consult with Parent and Acquisition Corp. prior to such release or statement being issued.

                       (i) Third-Party Beneficiary. The Company is an intended third party beneficiary of this Agreement and may enforce all rights and remedies of the Company hereunder.

         12. Shareholder Capacity. No Person executing this Agreement who, during the term hereof, is or becomes a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Principal Shareholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, Principal Shareholder Shares.

         13. Enforcement. Each of the parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States in addition to any other remedy to which they are entitled at law or in equity.

         14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         15. Termination. Subject to the two last sentences of this Section 15, the provisions of Sections 3, 4, 5, 6, 7, 8 and 10 shall terminate automatically and be of no further force or effect upon a valid termination of the Acquisition Agreement; provided, however, nothing herein shall relieve any party hereto from liability for fraud or a material and intentional breach of any such provision prior to such termination. Notwithstanding anything to the contrary in this Agreement, Section 3(a) and Section 6 shall survive a termination of the Acquisition Agreement that constitutes a Triggering Event for a period of 30 Business Days following the occurrence of the Triggering Event. In the event Acquisition Corp. has provided any Principal Shareholder with an Exercise Notice prior to the termination of Section 3(a) and Section 6 pursuant to this Section 15, then notwithstanding anything to the contrary in this Agreement, Section 3(a) and Section 6 shall survive the time at which they would otherwise terminate pursuant to this Section 15 with respect to any Principal Shareholder Shares subject to such Exercise Notice until the Option Closing.

                                   * * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                              GF Goods Inc.


                              By: /s/ Isaac Dabah
                                 -------------------------------------------
                                 Name:  Isaac Dabah
                                 Title: Chief Executive Officer

                              GF Acquisition Corp.


                              By: /s/ Isaac Dabah
                                 -------------------------------------------
                                 Name:  Isaac Dabah
                                 Title: Chief Executive Officer

                              ----------------------------------------------
                              PRINCIPAL SHAREHOLDERS:


                              ----------------------------------------------
                              Robert M. Goodfriend


                              ----------------------------------------------
                              Wendy S. Goodfriend


                              ----------------------------------------------
                              Jeffrey A. Goodfriend


                              THE STACEY ALYSSA GOODFRIEND SUBCHAPTER S TRUST, DATED JANUARY 23, 1991


                              By:
                                  ------------------------------------------
                                  Bob Ivins
                                  Its Trustee


                              THE JEFFREY ALAN GOODFRIEND SUBCHAPTER S TRUST, DATED JANUARY 23, 1991


                              By:
                                  ------------------------------------------
                                  Bob Ivins
                                  Its Trustee


                              THE GOODFRIEND FOUNDATION


                              By:
                                  ------------------------------------------
                                   Robert M. Goodfriend
                                   Its President

                                  Schedule A
                                  ----------


---------------------------- -------------------------- -------------------------- --------------------------
Name and Address of          Number of Shares of        Number of Options          Number of Other Options
Principal Shareholder        Outstanding Common         Described in Section
                             Shares Owned by            3(b)(1)
                             Principal Shareholder

---------------------------- -------------------------- -------------------------- --------------------------
Robert M. Goodfriend         12,098,330                 750,000                    75,000
400 East Fox Den Drive
Knoxville, TN 37934

---------------------------- -------------------------- -------------------------- --------------------------
Robert M. Goodfriend &       22,500                     0                          0
Wendy S. Goodfriend
400 East Fox Den Drive
Knoxville, TN 37934

---------------------------- -------------------------- -------------------------- --------------------------
Jeffrey A. Goodfriend        0                          15,000                     9,000
7430 Kentfield Drive
Knoxville, TN 37919

---------------------------- -------------------------- -------------------------- --------------------------
The Stacey Alyssa            317,270                                               0
Goodfriend Subchapter S
Trust, dated January 23,
1991
400 East Fox Den Drive
Knoxville, TN 37934

---------------------------- -------------------------- -------------------------- --------------------------
The Jeffrey Alan             317,270                    0                          0
Goodfriend Subchapter S
Trust, dated January 23,
1991
400 East Fox Den Drive
Knoxville, TN 37934

---------------------------- -------------------------- -------------------------- --------------------------
The Goodfriend Foundation    1,000,000                  0                          0
400 East Fox Den Drive
Knoxville, TN 37934

---------------------------- -------------------------- -------------------------- --------------------------

                                  Schedule B
                                  ----------


Jeffrey Alan Goodfriend
Randy Mullins
Steve Gobrecht
Ed Carlin
Fred Mershad
Josh Chrusciel
Bob Whaley
Phil Dangel
George Baltazar
Robert M. Goodfriend